AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

1st UNITED BANCORP, INC.

1st United Bancorp, Inc. (f/k/a Advantage Bankshares, Inc.) (the “Corporation”), filed its original Articles of Incorporation with the Florida Department of State (the “Department”) on March 23, 1999. Subsequently thereafter, the Corporation filed its First Amendment to the Articles of Incorporation with the Department on April 27, 2000; the Corporation filed its Second Amendment to the Articles of Incorporation with the Department on October 29, 2002; the Corporation filed its Restated Articles of Incorporation with the Department on July 23, 2003; the Corporation filed its Articles of Amendment to Restated Articles of Incorporation with the Department on August 19, 2005; and the Corporation filed its second Articles of Amendment to Restated Articles of Incorporation with the Department on September 25, 2007.

Pursuant to Section 607.1007 of the Florida Business Corporation Act (the “Act”), 1st United Bancorp, Inc., a Florida Corporation, does hereby restate its Articles of Incorporation and each amendment thereto by filing the following Restated Articles of Incorporation, pursuant to the Act and the Bylaws of the Corporation.

ARTICLE I

Name

The name of the Corporation is 1st United Bancorp, Inc.

ARTICLE II

Duration

The Corporation shall exist perpetually.

ARTICLE III

Purpose

The general purpose of the Corporation shall be the transaction of any and all lawful business for which corporations may be incorporated under the Act. The Corporation shall have all of the powers enumerated in the Act and all such other powers as are not specifically prohibited to corporations for profit under the laws of the State of Florida.

ARTICLE IV

Capital Stock

A.	Common Stock

The Corporation is authorized to issue 15,000,000 shares of Common Stock (“Common Stock”) with a par value of $0.01 per share.

B.	Preferred Stock

(1)       Number and Class of Shares Authorized. The Corporation is authorized to issue up to 5,000,000 shares of Preferred Stock (“Preferred Stock”), which constitute a separate and single class of shares, which may be issued in one or more series.

(2)       Rights, Preferences and Restrictions. The Board of Directors of the Corporation is vested with the authority to establish, in its discretion, the voting rights and other designations, preferences, rights, qualifications, limitations, and restrictions, if any, of each such series by the adoption and filing in accordance with the Act, before any such issuance of any shares of such series, of an amendment or amendments to these Articles determining the terms of such series, which amendment need not be approved by the shareholders or holders of any class or series of shares except as provided for by law. All shares of Preferred Stock of the same series shall be identical with each other in all respects.

ARTICLE V

Action by Shareholders Without a Meeting

No action required or permitted to be taken at an annual meeting of the Corporation’s shareholders or at a special meeting of the Corporation’s shareholders may be taken without a meeting. The power of the shareholders of the Corporation to consent in writing, without a meeting, to the taking of any action is expressly denied hereby.

ARTICLE VI

Special Meeting of Shareholders

The shareholders of the Corporation may not call a special meeting of shareholders unless the holders of at least fifty percent (50%) of all of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation’s secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

ARTICLE VII

Registered Office and Agent: Principal Place of Business

The street address of the registered office of the Corporation shall be 741 U.S. Highway One, North Palm Beach, Florida 33408, and the registered agent of the Corporation at such address shall be John Marino. The principal place of business and the mailing address of the Corporation shall be 741 U.S. Highway One, North Palm Beach, Florida 33408. The Corporation may change its registered agent, the location of its registered office, its principal place of business, or its mailing address, or any of the foregoing, from time to time without amendment of these Restated Articles of Incorporation.

ARTICLE VIII

Directors

A.	Number of Directors

The number of Directors of this Corporation shall be the number from time to time fixed by the shareholders or by the Directors, in accordance with the provisions of the bylaws of the Corporation, but at no time shall the number of Directors be less than one.

B.	Vacancies

Any vacancies in the Board of Directors resulting from death, resignation, retirement, removal from office, the creation of a new directorship by an increase in the authorized number of directors, or otherwise shall be filled by an affirmative vote of the majority of the directors then in office, though less than a quorum of the entire Board of Directors. Directors so chosen to fill any vacancy shall hold office for a term expiring at the Corporation’s next annual meeting of shareholders.

C.	Removal of Directors

A director may only be removed for cause, which shall be defined for these purposes as a conviction of a felony, declaration of unsound mind by a court order, adjudication of bankruptcy, or such director having been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to this corporation in a matter of substantial importance to this corporation and such adjudication is no longer subject to direct appeal. Removal for cause, as defined in this section, must be approved by a vote of at least sixty six and two thirds percent (66 2/3%) of the shares of the Corporation then entitled to vote at an election for that director. Any action for the removal of a director must be brought within one year of such conviction, declaration or adjudication.

ARTICLE IX

Bylaws

The power to adopt, alter, amend or repeal bylaws shall be vested in the Board of Directors.

ARTICLE X

Amendment of Restated Articles of Incorporation

These Restated Articles of Incorporation may be amended in the manner from time to time provided by law and any right conferred upon the shareholders by any provision of these Restated Articles of Incorporation is hereby made subject to this reservation. However, notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the shares of the Corporation then entitled to vote shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, the Article IV(B), V, VI, VIII(B), VIII(C) and X.

CERTIFICATE

The foregoing Restated Articles of Incorporation were duly adopted by the Board of Directors of the Corporation in accordance with the Act and by the holders of the shares of Common Stock, being the sole shares entitled to vote thereon, in accordance with the Act, on May 29, 2003, and the number of votes cast for the foregoing Restated Articles of Incorporation was sufficient for approval by such holders of Common Stock.

IN WITNESS WHEREOF, the understated President of this Corporation has executed these Amended and Restated Articles of Incorporation on the 23rd day of June, 2008.

1st UNITED BANCORP, INC.

By: /s/ John Marino
John Marino, President